Exhibit 10.29

IURTC Agreement Number ASS-0313-BB

Portions of this exhibit marked [*] are requested to be treated confidentially.

EXCLUSIVE LICENSE AGREEMENT

OF SEPTEMBER 3, 2013

between

INDIANA UNIVERSITY RESEARCH AND TECHNOLOGY CORPORATION

and

ASSEMBLY PHARMACEUTICALS, INC.

IURTC Agreement Number ASS-0313-BB

Introduction: This exclusive license agreement (the “Agreement”) is made and entered into as of September 3, 2013 (the “Effective Date”) by and between:

The Indiana University Research and Technology Corporation (“IURTC”), a non-profit corporation organized under the laws of the state of Indiana, having its principal offices at 351 West 10th Street, Indianapolis, Indiana 46202, and

Assembly Pharmaceuticals, Inc. (“Assembly”), a company organized under the laws of the state of Delaware, having its principal offices at 615 S. Clifton Ave., Bloomington, IN, 47401.

1	Background: Certain Patent Rights (as defined below) have been invented by Adam Zlotnick, Stella Aniagyei, Lichun Li, Michael S. VanNieuwenhze, Willam W. Turner at Indiana University , M.G. Finn at the Scripps Research Institute, Daniel D. Loeb at the University of Wisconsin (each of Zlotnick, Aniagyei, Li, VanNieuwenhze, Turner, Finn and Loeb, collectively, the “Inventors”), and Massimo Levrero at Sapienza University.

Under an inter-institutional agreement between IURTC and the the Scripps Research Institute; through a memorandum of understanding with Indiana University ( Scripps and Indiana University collectively the “Institutions”); and by a direct assignment of Daniel D. Loeb to IURTC; IURTC has the sole right to grant licenses to IURTC’s and the Institutions’ patent rights. IURTC does not have the right to grant licenses to any ownership rights of Massimo Levrero or Sapienza University, and such ownership rights are not subject to this Agreement.

IURTC wishes to allow these Patent Rights to be used to further scientific research, for new product development, and for other applications in the public interest, and it is willing to grant a license for such uses. Assembly represents to IURTC that it has the necessary product development, manufacturing, and marketing capabilities to commercialize products based on such Patent Rights. Assembly desires to obtain a license to commercialize these intellectual property rights upon the terms and conditions set forth in this Agreement. In consideration of these premises and the mutual promises contained herein, the Parties further agree as follows:

2	Definitions: For the purposes of this Agreement, the following words and phrases have the meanings assigned to them below.

2.1	Affiliate: Any person or entity that, directly or indirectly, owns or controls Assembly or that is owned or controlled by or under common ownership or control with Assembly. Own(s) or control(s) means:

2.1.1	Direct or indirect ownership of at least 50% of the outstanding voting securities of a corporation;

2.1.2	The right to receive at least 50% of the earnings of the person, corporation, or other entity in question; or

IURTC Agreement Number ASS-0313-BB

2.1.3	The right to control the business decisions of the person, corporation, or other entity in question.

2.2	Development Plan: Assembly’s good faith, bona fide plan for the development, manufacture, promotion, importation, use, sale and/or marketing of Licensed Products. The Development Plan will include, at a minimum:

2.2.1	A definition and/or specification of each Licensed Product planned for development;

2.2.2	Tasks to be performed by Assembly, its contractors and/or Sublicensees to develop each Licensed Product to the point of commercialization, including estimated time schedules for specific tasks;

2.2.3	Tasks to be performed to achieve any regulatory approval or other certification of each Licensed Product, including estimated time schedules for each; and

2.2.4	Identification of the primary country(ies) in which Assembly plans to sell each Licensed Product and a good faith estimate of time of First Commercial Sale in the primary country(ies).

2.3	Field: Diagnostics and therapeutics.

2.4	First Commercial Sale: The earliest date of Sale of a Licensed Product by Assembly or any of its Sublicensees. The transfer of Licensed Products by Assembly or its Sublicensees strictly for their own laboratory and clinical research and development purposes or beta-testing does not constitute a First Commercial Sale for the purposes of this Agreement, provided that Assembly or its Sublicensees receive no payment or other compensation or value for such Licensed Product in excess of the fully burdened (i.e., direct and indirect) costs of producing and transporting such materials.

2.5	Licensed Product: Any product: (i) the making, using or selling of which, absent the license granted hereunder, would infringe one or more pending or issued Valid Claims (without giving effect to any safe harbor from infringement under 35 U.S.C. 271 (e)(1)); or (ii) that is made by, uses, or is used by a process that, absent the license granted hereunder, would infringe one or more pending or issued Valid Claims.

2.6	Net Sales: The fair market cash value of all value, compensation, and payments received from the Sale of Licensed Products, less the following:

2.6.1	Trade, quantity, and cash rebates on Licensed Products actually provided to third parties;

2.6.2	Credits, allowances, or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections, or returns of Licensed Products; and

IURTC Agreement Number ASS-0313-BB

2.6.3	Excise, sale, use, value added, or other taxes, other than income taxes, that are included in the amounts received and that are paid by Assembly or Sublicensees for Licensed Products.

In the event that a Licensed Product is bundled or integrated with one or more other products (such Licensed Product together with such other product(s), a “Bundled Product”), Net Sales will be calculated on the basis of the total invoice price of the Bundled Product multiplied by a fraction, the numerator of which will be the list price of the Licensed Product and the denominator of which will be an amount equal to the aggregate of all list prices of the Licensed Product and all other products in the applicable Bundled Product. In the event that there is Bundled Product and the list price of the Licensed Product and each other product in the applicable Bundled Product cannot be determined, then (a) the parties will negotiate in good faith to agree in writing on the relative value of the Licensed Product and each other product in the applicable Bundled Product, which determination will be based upon sales prices for comparable products or processes, and (b) such relative value(s) will be used in calculating Net Sales. The deductions set forth in clauses 2.6.1 through 2.6.3 will be applied to the total invoice price for the applicable Bundled Product prior to calculating Net Sales of the Licensed Product.

2.7	Party: Individually, IURTC or Assembly. Collectively, IURTC and Assembly may be referred to as the “Parties.”

2.8	Patent Rights:

2.8.1	The patent applications (including provisionals) filed or to be filed as listed on Exhibit A;

2.8.2	All U.S. patent applications directly or indirectly claiming priority to the above-referenced patents or applications, including divisionals, continuations, and claims in continuations-in-part applications that are entitled to the priority filing date of any of the above;

2.8.3	Foreign equivalent applications;

2.8.4	Patents issuing from the above applications;

2.8.5	Reissues, re-examinations and extensions of the above, supplementary protection certificates and any patents issuing therefrom; and

2.8.6	Any of the foregoing during reissue, re-examination, or post grant review proceedings.

2.9	The terms Sale, Sold, Sell: Any transaction in which a Licensed Product is exchanged or transferred for value, including without limitation sales, leases, licenses, rentals, provision of services through the use of Licensed Products, and other modes of distribution or transfer of a Licensed Product or its beneficial use. A Sale of a Licensed Product will be deemed to have been made when Assembly or its Sublicensee (or anyone acting on behalf of or for the benefit of Assembly or any of its Sublicensees) first invoices, ships, or receives value for a Licensed Product, whichever is earliest.

IURTC Agreement Number ASS-0313-BB

2.10	Sublicensee: A non-Affiliate third party to whom Assembly has granted a Sublicense pursuant to and in accordance with Article 3 of this Agreement. “Sublicense” is an arms-length agreement in which Assembly:

2.10.1	Grants or sublicenses any of the rights granted hereunder;

2.10.2	Agrees not to assert the Patent Rights or agrees not to sue, prevent, or seek a legal remedy for the practice of same; or

2.10.3	Has agreed to do any of the foregoing, including but not limited to licenses, option agreements, right of first refusal agreements, standstill agreements, settlement agreements, co-development agreements, co-promotion agreements, joint venture agreements, or other agreements.

2.11	Sublicensing Revenue: The fair market cash value of any and all non-running royalty consideration received by Assembly from Sublicensees under or otherwise in connection with its Sublicenses, including without limitation license issue fees, option fees and other licensing fees, milestone payments, minimum annual royalties, equity or other payments of any kind whatsoever (but excluding running royalties paid for Net Sales of Licensed Products by Sublicensees), irrespective of whether such revenues are received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, a premium on the sale of equity (i.e., payments for equity that exceed the pre-Sublicense value); provided, however, that Sublicensing Revenue will not include engineering charges, co-development payments or amounts received specifically in exchange for research and development, amounts received in exchange for equity, payments made for services and materials Assembly provides to Sublicensees, or other amounts received not relating to Licensed Products or Patent Rights.

“Supporting IP” means know-how, trade secrets, patents, and other forms of intellectual property and proprietary information owned, licensed to, or otherwise controlled by Assembly (other than through this Agreement), including without limitation technical data, clinical data, business information, follow-on inventions and improvements which are provided for use by a Sublicensee in the course of developing, testing, marketing, making, using, selling or otherwise exploiting Licensed Products.

2.12	Term: Commencing on the Effective Date and continuing until the expiration of the last to expire of the patents in the Patent Rights unless earlier terminated in accordance with this Agreement.

IURTC Agreement Number ASS-0313-BB

2.13	Territory: Anywhere in the world, except those countries to which export of technology or goods is prohibited by applicable United States export control laws or regulations.

2.14	Valid Claim: A claim of a pending Patent Rights patent application or of an issued and unexpired Patent Rights patent, in each case that has not lapsed or been held revoked, invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to appeal, provided that if a pending patent application has not issued within five (5) years from receiving a first US office action or foreign equivalent, the claims of such patent application will no longer be considered Valid Claims hereunder.

3	Grant: Subject to the terms and conditions of this Agreement and in consideration of Assembly’s satisfaction of its obligations hereunder, IURTC hereby grants to Assembly and Assembly hereby accepts, the following license during the Term in the Territory:

3.1	An exclusive license to IURTC’s and the Institutions’ ownership rights in the Patent Rights, to make, have made, use, offer for sale, sell, and import Licensed Products in the Field.

3.2	The rights licensed to Assembly hereunder, except for the right to grant Sublicenses, may be extended to Affiliates provided that each such Affiliate first agrees in a written agreement to be bound by the terms and conditions of this Agreement as Assembly is bound, and such agreement: (a) names IURTC as a third party beneficiary; (b) terminates upon termination of this Agreement; and (c) is not transferable. Any Affiliate that desires to exercise any of the rights granted hereunder will enter into such written agreement with Assembly prior to exercising such rights. Assembly will deliver to IURTC a copy of said agreement and any amendment thereto within thirty (30) days of each execution. Assembly agrees to be fully responsible for the performance of such Affiliates and liable for their compliance herewith.

3.3	Assembly may grant Sublicenses to non-Affiliate third parties under this Agreement. Only Assembly, and not its Affiliates or Sublicensees, is permitted to grant Sublicenses.

3.3.1	Any Sublicense granted by Assembly under this Agreement will be consistent with the terms and conditions of this Agreement and will:

3.3.1.1	Contain the terms and conditions set forth in definition 2.6 and the definitions it references, and in paragraphs 3.4, 3.6, 3.7, 6.3, 8.5, 8.6, 9.7, 16.6, and 16.8, and in Article 7 modified only to indicate that Sublicensee is under the same obligations as Assembly;

3.3.1.2	Contain the terms and conditions set forth in paragraph 6.2 and the definitions it references modified only to indicate that the Sublicensee is obligated to Assembly as Assembly is to IURTC; and

IURTC Agreement Number ASS-0313-BB

3.3.1.3	Contain the terms and conditions set forth in Articles 11, 12, and paragraph 7.5, modified only to indicate that the Sublicensee is obligated to IURTC and IU as Assembly is obligated to IURTC and IU hereunder.

3.3.2	If Assembly voluntarily enters bankruptcy or receivership, or if an involuntary bankruptcy action is filed against Assembly and not dismissed within ninety (90) days, then upon notice from IURTC, royalties based on Sublicensee’s Net Sales and Sublicensing Revenue then or thereafter due to Assembly will become directly due and owing to IURTC for the account of Assembly. IURTC will remit to Assembly any amounts received that exceed the sum actually owed by Assembly to IURTC.

3.3.3	Within thirty (30) days of the effective date of any Sublicense, Assembly will provide IURTC a complete copy of the Sublicense and all exhibits thereto, along with Assembly’s representation and warranty that no prior, contemporaneous, planned, or proposed contractual relationships between Assembly and Sublicensee contain consideration to Assembly reasonably attributable to the sublicensed rights. If the original Sublicense is written in a language other than English, the copy of the Sublicense and all exhibits thereto will be accompanied by a complete translation written in English. Assembly represents and warrants that such translation will be a true and accurate translation of the Sublicense and its exhibits.

3.3.4	Assembly agrees to be fully responsible for the performance of its Sublicensees hereunder. Any act or omission by a Sublicensee that would be a breach of this Agreement if imputed to Assembly will be deemed to be a breach by Assembly of this Agreement.

3.4	IURTC and the Institutions retain the right to practice under the Patent Rights for non-commercial educational and research purposes and permit other universities and non-profit research institutes to do the same for non-commercial educational and research purposes. Assembly may not in any way restrict the rights of IU, other universities or non-profit research institutions, or their faculty, staff, students, or employees from publishing the results of their research related to the Patent Rights.

3.5	This Agreement provides Assembly and Sublicensees no ownership rights of any kind in the Patent Rights. All ownership rights remain the property of the Institutions and/or IURTC.

3.6	In accordance with 35 U.S.C. §§ 200-212, 37 C.F.R. Part 401, and in the relevant government research contracts with the Institutions, the United States government retains certain rights to inventions arising from federally supported research or development. Under these laws and implementing regulations, the government may impose requirements on such inventions. To the extent applicable, such rights and requirements include without limitation (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the government any of the Patent Rights throughout the world, and (ii) the requirement that Licensed Products used or sold in the U.S. will be manufactured substantially in the U.S. The rights granted in this Agreement are expressly made subject to these laws and regulations as they may be amended from time to time. Assembly will be required to abide by all applicable laws and regulations. IURTC agrees to cooperate with Assembly in connection with attempting to secure any waiver of any obligations under 35 U.S.C. §204.

IURTC Agreement Number ASS-0313-BB

3.7	Assembly will mark all Licensed Products made or sold in the United States in accordance with 35 U.S.C. §287(a), and will mark all Licensed Products made or sold in other countries in accordance with the laws and regulation then applicable in each such country.

4	Diligence: Assembly agrees to use diligent efforts to develop, manufacture, promote and sell Licensed Products.

4.1	Within ninety (90) days of the Effective Date, Assembly will provide IURTC with a Development Plan. Assembly will update the Development Plan to reflect the next year’s plan and report progress for the past year against the Development Plan in writing to IURTC no later than January 31 of each subsequent year during the Term. The updates and reports will summarize in reasonable detail the progress achieved and any problems encountered in the development, evaluation, testing, manufacture, initial sale, and/or initial marketing of each Licensed Product. Upon reasonable request by IURTC, Assembly will consult with IURTC about tasks, schedules, and progress.

4.2	In partial satisfaction of its obligations under this Article 4, Assembly will achieve the following commercial goals by the dates set forth below:

4.2.1	Preparation of a preclinical development plan within three (3) months of the Effective Date;

4.2.2	Preparation of a clinical development plan within six (6) months of the Effective Date;

4.2.3	Negotiation of Series A financing of at least seven million dollars ($7,000,000) within twenty-four (24) months of the Effective Date;

Assembly will provide IURTC with commercially reasonable evidence of Assembly’s achievement of each of the above-defined commercial goals within thirty (30) days after the corresponding date.

IURTC Agreement Number ASS-0313-BB

5	Financial Consideration:

5.1	Assembly will pay to IURTC a royalty on Net Sales by Assembly and Sublicensees per calendar year as follows:

Net Sales	Royalty
Less than or equal to [*] dollars ($[*])	0.5%
Greater than [*] dollars ($[*]) and up to [*] dollars ($[*])	[*]	%
Greater than [*] dollars ($[*]) and up to [*] dollars ($[*])	[*]	%
Greater than [*] dollars ($[*])	1.75%

The royalty will apply to all Licensed Products made during the Term, though such products may be Sold after the Term. No multiple royalties will be payable because the Licensed Product, or the manufacture or use thereof, are or will be covered by more than one of the patent applications or patents in the Patent Rights. Royalties will be paid to IURTC within thirty (30) days of the end of each fiscal quarter in which the Net Sales occurred.

5.2	Beginning with the 2014 calendar year, Assembly will pay to IURTC an annual diligence maintenance fee according to the table below:

calendar year	diligence maintenance fee
2014	$25,000
2015	$50,000
2016 through the year in which First Commercial Sale occurs	$75,000
the year following First Commercial Sale and all subsequent years	$100,000

The diligence maintenance fee will be paid by Assembly to IURTC within thirty (30) days after the end of the calendar year for which it is due. For each calendar year, payments received by IURTC under paragraphs 5.1, 5.3, and 5.4 in such calendar year will be fully creditable against that year’s diligence maintenance fee.

5.3	Assembly will pay to IURTC a percentage of Sublicensing Revenue according to the table below:

effective date of Sublicense	percentage of Sublicensing Revenue
Prior to beginning phase 1 clinical trials	[*]%
On or after beginning phase 1 clinical trials, but before beginning phase 2 clinical trials	[*]%
On or after beginning phase 2 clinical trials	[*]%

* [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

IURTC Agreement Number ASS-0313-BB

If a Sublicense is part of a transaction in which Assembly also conveys rights to Supporting IP, then Assembly will propose in good faith by written notice to IURTC a basis for allocation of the consideration received by Assembly for such transaction between the Patent Rights and the Supporting IP based on the relative value to be attributed to the Sublicense as part of the overall transaction. Such notice will describe in reasonable detail the rationale for such allocation. If IURTC in its good faith, reasonable discretion agrees with the proposal, the amount payable to IURTC under this Section 5.3 with respect to Sublicensing Revenue received in connection with such transaction will be determined by the following equation:

(x)(y)(z%) = A

where:

(x) is the relative value (expressed as a percentage) attributed to the Patent Rights;

(y) is the Sublicensing Revenue total received by Assembly;

(z) is the applicable rate as set forth in the table immediately above in this Section  5.3; and

A is the amount to be paid to IURTC

IURTC’s percentage of Sublicensing Revenue will be paid by Assembly to IURTC within thirty (30) days of the end of each fiscal quarter in which Assembly received the Sublicensing Revenue.

5.4	Assembly will pay IURTC the following performance milestone payments:

5.4.1	$[*] due within thirty (30) days of completion of the first phase 1 clinical trial;

5.4.2	$[*] due within 30 days of completion of the first phase 2 clinical trial;

5.4.3	$[*] due within 30 days of completion of the first phase 3 clinical trial;

5.4.4	$[*] upon submission of the first application for regulatory approval of the first licensed product in a major market country (United States, Japan, France, Germany, United Kingdom, Italy); and

5.4.5	$[*] upon the first regulatory approval of the first licensed product in a major market country (United States, Japan, France, Germany, United Kingdom, Italy).

Assembly will promptly notify IURTC of the achievement of a performance milestone. Should Assembly receive Sublicensing Revenue for a Sublicensee’s achievement of a particular performance milestone listed above, Assembly will pay to IURTC the greater of the payment listed above or IURTC’s percentage of Sublicensing Revenue under paragraph 5.3, it being understood that Assembly will not be required to pay both. Performance milestone payments will be paid by Assembly to IURTC within thirty (30) days of the end of each fiscal quarter in which the performance milestone is achieved.

* [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

IURTC Agreement Number ASS-0313-BB

5.5	If Assembly or an Affiliate or Sublicensee is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a patent license in the absence of which it could not legally make, import, use, sell, or offer for sale Licensed Product in any country, and Assembly provides IURTC with reasonably satisfactory evidence of such third-party payments, such third-party payments will be fully creditable against royalties owed to IURTC hereunder, provided that in no one year will the aggregate of all such expenses be credited against more than [*] percent ([*]%) of royalty payments that would otherwise be due to IURTC. Any greater amount of such expenses may be carried over and credited against royalties owed in future years, subject in every case to the [*]% annual cap for that year.

5.6	Assembly will transfer to IURTC five percent (5%) of the outstanding equity in Assembly in existence as of the Effective Date. The transfer of such equity to IURTC will be made in accordance with the terms and conditions of an equity subscription agreement having commercially reasonable terms and conditions, the drafting of which will be the responsibility of Assembly, to be executed concurrently with this Agreement. The terms of such subscription agreement will be no less favorable to IURTC than the terms under which the most recent other common equity holder obtained equity. Said equity subscription agreement will contain provisions for, among others, (i) non-dilution of IURTC equity until the total Assembly paid-in capital exceeds five hundred thousand dollars ($500,000), such equity to be subject to dilution thereafter at the same rate, and in the same manner as the other equity holders; (ii) the right of first refusal for IURTC or its affiliates to purchase IURTC’s pro rata share of all (or any part) of any new securities that Assembly may from time-to-time issue after the Effective Date; and (iii) the right for IURTC to have its shares registered by “piggyback” on any public offering (other than Assembly’s initial public offering) which may be made, subject only to “lock-up” provisions that are no more restrictive than those binding any other comparable pre-offering equity holder. Such equity transfer will in no event be subject to revocation, refund, or nullification in any instance and for any reason.

6	Payment and Reports:

6.1	All dollar ($) amounts referred to in this Agreement are expressed in United States dollars. All payments to IURTC will be made in U.S. dollars by check or electronic transfer payable to “Indiana University Research and Technology Corporation.”

6.1.1	Checks will be sent to:

Indiana University Research and Technology Corporation

IU Innovation Center

351 W. 10th St.

Indianapolis, IN  46202-4118

The IURTC Agreement Number ASS-0313-BB and purpose of the payment will be included with the check.

* [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

IURTC Agreement Number ASS-0313-BB

6.1.2        Wire transfer payments will be sent to:

For wire transfers from a U.S. bank:

[*]

For wire transfers from an international bank:

[*]

The IURTC Agreement Number ASS-0313-BB and purpose of the payment will be included with the wire transfer information. Assembly will add wire transfer fees to the payment.

6.1.3        Any amounts due in currency other than U.S. dollars will be converted to U.S. dollars at the conversion rate for the foreign currency as published in the Eastern edition of The Wall Street Journal as of the last business day in the U.S. of the applicable payment period.

6.2	Assembly will deliver to IURTC, with each payment made under paragraph 6.1, a written report describing the purpose of the payment and setting forth the calculation of the payment being made to IURTC, including the following:

6.2.1        For payments under paragraph 5.1, calculations of payments due in connection with Net Sales by Assembly, by each Affiliate, and by each Sublicensee on a country-by-country basis: the number of Licensed Products Sold; gross receipts for Sales; deductions as described in paragraph 2.6, giving totals by each type; and Net Sales.

6.2.2        For payments under paragraph 5.1 and 5.4, the serial numbers of the patent applications and patents in the Patent Rights that in Assembly’s good-faith determination cover each Licensed Product.

6.2.3        For payments under paragraph 5.2, a description and list of amounts credited against the diligence maintenance fee.

6.2.4        For payments under paragraph 5.3, the name of the Sublicensee paying the Sublicensing Revenue to Assembly.

6.3	Assembly will maintain complete and accurate books of account and records that would enable an independent auditor to verify the amounts paid under this Agreement, and for otherwise verifying its performance hereunder. The books and records will be maintained for three (3) years following the quarter after submission of the reports required by this Article. Upon reasonable notice by IURTC, Assembly will give IURTC (or auditors or inspectors appointed by and representing IURTC) access to all books and records for Sales of Licensed Products to conduct, at IURTC’s expense, an audit or review of those books and records. This access will be available no more than once every calendar year, during regular business hours, during the Term and for the three calendar years following the year in which termination or expiration occurs. Any underpayment will be promptly paid, with interest as set forth in paragraph 6.4, to IURTC. Any overpayment will be granted to Assembly as a credit against future payment. If the audit or review reports an underpayment by five percent (5%) or more for any fiscal quarter, Assembly will promptly reimburse IURTC for the costs and expenses of the accountants and auditors in connection with the review and audit.

* [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

IURTC Agreement Number ASS-0313-BB

6.4	The past patenting costs in paragraph 9.3 are due within fifteen (15) days after the Effective Date, and if such payments are not timely received, this Agreement will be null, void, and without effect. All other payments not paid by Assembly to IURTC when due will accrue interest, from the due date until payment is made, at an annual rate equal to two percent (2%) above the prime rate published in the Eastern edition of The Wall Street Journal at the beginning of the period of arrearage (or the maximum allowed by law, if less than the amount specified herein).

6.5	Any taxes required to be withheld by Assembly from payments otherwise due under Article 5 in order to comply with the tax laws of the United States or any other country will be promptly paid by Assembly to the appropriate tax authorities, and Assembly will furnish IURTC with original tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable IURTC to support a claim for income tax credit or refund in respect to any sum so withheld.

7	Confidentiality:

7.1	The terms and conditions of Articles 4 and 5 and information exchanged between the Parties under Articles 4, 6, and 9, as well as any information designated by a Party in any reasonable manner as confidential within a reasonable time after it is delivered to the receiving Party, are Confidential Information.

7.2	During the Term and for a period of three (3) years thereafter, the receiving Party agrees to maintain in secrecy and not disclose to any third party any Confidential Information received, and to use reasonable measures to ensure the confidentiality of such Confidential Information. Receiving Party will use the Confidential Information received solely as necessary to perform its obligations and exercise its rights in accordance with ther terms and conditions of this Agreement.

7.3	Confidential Information does not include information that:

7.3.1	Is or becomes publicly known through no fault of the receiving Party;

7.3.2	Was known to the receiving Party before disclosure by the disclosing Party as established by documentary evidence;

7.3.3	Is identical subject matter originally and independently developed by the receiving Party’s personnel without knowledge or use of or access to any disclosing Party’s Confidential Information as established by documentary evidence; or

IURTC Agreement Number ASS-0313-BB

7.3.4	Was disclosed to the receiving Party without restriction by a third party having a right to make the disclosure.

7.4	Notwithstanding the other terms of this Article 7,

7.4.1	Assembly may, to the extent necessary, use Confidential Information to secure governmental approval to clinically test or market a Licensed Product, to comply with a court order or governmental rule or regulation, or to show to a potential or actual sublicensee, contractor, investor, acquirer or professional adviser, subject to an appropriate confidentiality agreement (or in the case of professional advisers, ethical obligations). Assembly will, in any such use, take all reasonably available steps to maintain confidentiality of the disclosed information and to guard against any further disclosure.

7.4.2	IURTC may report consideration received under this Agreement and Assembly’s progress under Article 4, including providing the Development Plans and reports, to the Institutions and the Inventors.

7.5	Neither Party may use the name of the other for any commercial, advertisement, or promotional purpose without the prior written consent of the other. Assembly may not use the name of the Institutions for any commercial, advertisement, or promotional purpose without the prior written consent of the Institutions. However, each Party may state that Assembly licensed from IURTC one or more of the patent applications and/or patents in the Patent Rights and may further include (i) Institutions’ Inventors’ names, (ii) invention titles and summaries, (iii) Field, and (iv) type and extent of license. The foregoing shall not restrict either Party from making disclosures or statements as required by law or regulation.

8	Representations and Warranties:

8.1	IURTC represents and warrants that:

8.1.1	It is a corporation organized, existing, and in good standing under the laws of the state of Indiana;

8.1.2	It has the authority to enter into this Agreement and that the person signing on its behalf has the authority to do so;

8.1.3	To the best of its knowledge, it is the sole owner of the Patent Rights listed on Exhibit A that are identified as being an “IURTC solely owned Patent Right”, and a co-owner of all other Patent Rights (in each case, subject to any rights retained by the United States government by operation of law) and it has the authority to grant the licenses set forth herein; and

IURTC Agreement Number ASS-0313-BB

8.1.4	To the best of its knowledge, as of the Effective Date of the Agreement, there are no actions, suits or claims pending against IURTC challenging IURTC’s ownership or control of the Patent Rights licensed in this Agreement.

8.2	Assembly represents and warrants that:

8.2.1	It is a company duly organized, existing, and in good standing under the laws of the state of Delaware;

8.2.2	The execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of Assembly and that the person signing the Agreement on behalf of Assembly has the authority to do so;

8.2.3	The making, exercising of any right, or performance of any obligation under this Agreement does not violate any separate agreement it has with a third party, and in so acting, Assembly will not breach the terms and conditions of this Agreement or fail to comply with applicable laws, regulations, and court orders;

8.2.4	It is not a party to any agreement or arrangement that would prevent it from performing its duties and fulfilling its obligations to IURTC under this Agreement;

8.2.5	It has and will maintain at the time specified in Article 12, the insurance coverage called for in Article 12;

8.2.6	It will obtain any additional licenses from any third party needed to perform and fulfill its duties and obligations under this Agreement, including, but not limited to, the Development Plan; and

8.2.7	There is no pending litigation and no threatened claims against it that could impair its ability or capacity to perform and fulfill its duties and obligations under this Agreement, including, but not limited to, the Development Plan.

8.3	EXCEPT AS PROVIDED IN PARAGRAPH 8.1 and 8.2, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, AND EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING:

8.3.1	A warranty or representation as to the validity, scope, or efficacy of the Patent Rights;

IURTC Agreement Number ASS-0313-BB

8.3.2	A warranty or representation that the exercise of any rights granted in this Agreement does not or will not infringe patents, copyrights, trademarks, trade secrets or other proprietary rights of third parties;

8.3.3	A warranty or representation of operability or that development of a Licensed Product is possible;

8.3.4	An obligation to bring or prosecute actions or suits against third parties for infringement of the Patent Rights;

8.3.5	A grant, by implication, estoppel, or otherwise, of any licenses or rights under patents or other intellectual property rights of IURTC, the Institutions, or other persons, other than the rights expressly granted above to the Patent Rights;

8.3.6	Directly or indirectly operating or applying as a waiver of sovereign immunity by the state of Indiana; or

8.3.7	Imposing any obligation or any liability on any party contrary to the laws of the state of Indiana.

8.4	IURTC PROVIDES THE PATENT RIGHTS “AS IS.” IURTC MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PATENT RIGHTS OR ANY LICENSED PRODUCTS FOR ANY PURPOSE, OR THAT THE USE OF THE PATENT RIGHTS OR ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES. IURTC MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE PATENT RIGHTS OR ANY LICENSED PRODUCT, INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. IURTC will not be liable, including to Assembly, its affiliates, successors, assigns, contractors, independent contractors, or sublicensees, or to any third party regarding any claim arising from or relating to Assembly’s use of the Patent Rights or from the manufacture, use, or importation of products (other than solely and exclusively resulting from any material breach of this Agreement or gross negligence or willful misconduct by IURTC); or for any claim for loss of profits or loss or interruption of business; or for indirect, special, exemplary, punitive, or consequential damages of any kind. The above limitations on liability apply even if advised of the possibility of such damages.

8.5	It is understood that IURTC and Assembly are subject to United States laws and regulation (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and that such obligations hereunder are contingent upon compliance with applicable U.S. export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the U.S. Government and/or written assurances by Assembly that Assembly will not export data or commodities to certain foreign countries without prior approval of such agency. IURTC does not represent that a license is not required, or that, if required, such a license will be issued.

IURTC Agreement Number ASS-0313-BB

8.6	It is understood that IURTC and Assembly are subject to United States and foreign laws and regulations prohibiting bribery, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and that the obligations of IURTC and Assembly under this Agreement are contingent upon compliance with the U.S. Foreign Corrupt Practices Act. IURTC is not obligated to take any action that it believes in good faith may cause it to be in violation of the U.S. Foreign Corrupt Practices Act or other U.S. laws.

9	Prosecution of Patent Rights:

9.1	IURTC is the owner or co-owner of the Patent Rights and will have exclusive control of the preparation, filing, prosecution, issue, and maintenance of the Patent Rights. Maintenance includes but is not limited to post-issuance proceedings such as post-grant reviews, reissue proceedings, and re-examination proceedings. IURTC will select qualified patent counsel reasonably acceptable to Assembly to prepare, file, prosecute and maintain the Patent Rights. IURTC will keep Assembly fully informed of patent prosecution, will seek Assembly’s comments and suggestions prior to taking material actions for the same, and will take all prosecution actions reasonably recommended by Assembly which would expand the scope of rights sought.

9.2	IURTC will authorize Assembly to communicate directly with IURTC’s patent counsel. All information exchanged among IURTC’s counsel, the Parties, and/or the Inventors regarding the preparation, filing, prosecution, issue, or maintenance of the Patent Rights will be deemed Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, issue, and maintenance of the Patent Rights, the interests of the Parties as licensor and licensee are to obtain the strongest and broadest patent protection possible, and as such, are aligned and legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights, including without limitation, privilege under the common interest doctrine and similar or related doctrines.

9.3	Assembly will reimburse IURTC within fifteen (15) days after the Effective Date for expenses incurred prior to the Effective Date for preparing, filing, prosecuting, issuing, and maintaining the Patent Rights.

9.4	During the Term, Assembly will reimburse IURTC for all reasonable and documented costs and expenses incurred by IURTC in the preparation, filing, prosecution, issue, and maintenance of the Patent Rights within thirty (30) days of receipt of billing invoices for such costs and expenses. Notwithstanding the foregoing:

9.4.1	IURTC may, at its sole discretion, require Assembly to pay patent counsel a retainer for filing fees prior to filing patent applications in foreign countries; and

IURTC Agreement Number ASS-0313-BB

9.4.2	Should Assembly become delinquent at any time for the reimbursement of patenting costs, IURTC may, at its sole discretion, require Assembly to pay patent counsel a retainer for future expenses.

9.5	IURTC will diligently prosecute and maintain the Patent Rights as long as Assembly timely satisfies its reimbursement obligations hereunder.

9.5.1	IURTC will prepare, file, and prosecute additional applications within the Patent Rights as Assembly may reasonably request, in IURTC’s name at Assembly’s sole expense.

9.5.2	IURTC may request written notice from Assembly of Assembly’s intent to satisfy its reimbursement obligations for any particular fees or expenditures for any patent application or patent in the Patent Rights at least sixty (60) days in advance of the date on which such expenditure is to be made or such fee is due to be paid. Assembly will respond either by affirming its intent to satisfy its reimbursement obligations or by electing not to pay in accordance with paragraph 9.6. Should Assembly fail to respond to IURTC’s request, IURTC may, at its sole discretion, (i) incur such fee or expenditure and Assembly will be obligated to reimburse same; or (ii) decline to incur such fee or expenditure even if this results in the abandonment of patent applications or patents in the Patent Rights.

9.6	If Assembly elects not to pay for any fees or expenditures for any Patent Rights, Assembly will give IURTC written notice of such election at least sixty (60) days in advance of the date on which such expenditure is to be made or such fee is due to be paid. Upon IURTC’s receipt of such notice, the license granted to Assembly for those patent applications or patents in the Patent Rights will terminate, and IURTC will be free, at IURTC’s sole discretion and without any further obligation to Assembly, to continue prosecution and maintenance for IURTC’s sole use and benefit, or to abandon the patent applications or patents.

9.7	Assembly and IURTC agree that the Patent Rights will be extended by all means provided by law or regulation, including without limitation extensions provided under United States law at 35 U.S.C. §154(b) and 156. Assembly hereby agrees to provide IURTC with all necessary assistance in securing such extension, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same. Assembly acknowledges that extension under 35 U.S.C. §156 must be applied for within sixty (60) days of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use, and that Assembly’s failure to promptly provide the necessary information or assistance to IURTC during such sixty day period will cause serious injury to IURTC, for which Assembly will be liable at law.

IURTC Agreement Number ASS-0313-BB

10	Third Party Infringement:

10.1	The Parties will give prompt written notice to each other of any known or suspected infringement of the Patent Rights by a third party. Assembly at its sole expense has the right to attempt to abate any infringement of the Patent Rights in the Field. Assembly may initiate and prosecute actions against third parties for infringement and/or unfair trade practices, and if required by law, IURTC will permit any action to be brought in its name, including being joined as a party-plaintiff. Assembly will consult with IURTC prior to and in conjunction with all significant issues, will keep IURTC informed of all proceedings, and will provide copies to IURTC of all pleadings, legal analyses, and other papers related to such actions. IURTC will provide reasonable assistance to Assembly in prosecuting any such actions and will be compensated by Assembly for its reasonable out-of-pocket expenses, which IURTC will only be required to expend if Assembly has approved same for reimbursement. Absent IURTC’s prior written consent, Assembly will not settle or compromise any claim or action in a manner that grants rights or concessions to a third party to the Patent Rights.

10.2	Any damages paid (including without limitation statutory damages, compensatory damages, lost profits damages, exemplary damages, increased damages, and awards of costs and attorney fees) will first be applied to reimbursement of Assembly’s reasonable costs, expenses, and legal fees, including amounts Assembly has reimbursed to IURTC. Assembly will retain the remaining balance of such damages, subject to payment to IURTC of an amount based upon a reasonable approximation of the royalties and other amounts that Assembly would have paid to IURTC if Assembly had sold the infringing products rather than the infringer. Any special or punitive damages will be distributed [*] percent ([*]%) to Assembly and [*] percent ([*]%) to IURTC.

10.3	If Assembly fails or declines to take any action under paragraph 10.1 within sixty (60) days after learning of third party infringement or unfair trade practices, IURTC will have the right, but not the obligation, to take appropriate actions against any such third party at its sole expense and to retain all recovered damages. In such instances, Assembly will cooperate as requested by IURTC, and will be compensated by IURTC for its reasonable out-of-pocket expenses, which Assembly will only be required to expend if IURTC has approved same for reimbursement.

10.4	Assembly may offset a total of [*] percent ([*]%) of any expenses incurred under this Article 10 against any payments due to IURTC under Article 5, provided that in no event will such payments under Article 5, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [*] percent ([*]%) in any reporting period.

11	Indemnification:

11.1	Assembly will indemnify, defend, and hold harmless IURTC, the Institutions, their respective Board of Directors, trustees, employees, the Institutions’s faculty, staff, employees, students, successors, assigns, independent contractors, and agents (collectively, “IURTC Indemnitees”) from and against any and all judgments, liabilities, losses, or damages, (including all attorney fees and costs incurred by IURTC Indemnitees) (collectively, “Losses”) in connection with any actions or claims brought by any third party arising out of, relating to, or incidental to the exercise of any rights or breach of any term or condition under this Agreement by Assembly or its Affiliates, successors or assigns, or Sublicensees (provided, however, that Assembly will have no obligation pursuant to the foregoing with respect to any Losses that result soley and exclusively from the gross negligence or willful misconduct of any IURTC Indemnitee), including but not limited to:

* [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

IURTC Agreement Number ASS-0313-BB

11.1.1	The use of any Patent Rights in the design, development, production, manufacture, sale or offer for sale, use, importation, lease, marketing or promotion of any Licensed Product;

11.1.2	Injury or death to any person, damage to property, or any injury to business, including, but not limited to, business interruption or damage to reputation, arising out of, relating to, or incidental to the use of the Patent Rights or a Licensed Product; and

11.1.3	Any third party claim that any use or licensing of the Patent Rights or development, provision, or use of Licensed Products violates or infringes a third party’s intellectual property rights.

11.2	Assembly at its sole expense will defend third party claims. Assembly will have the right to conduct the defense of such actions. Assembly will consult with IURTC prior to and in conjunction with all significant issues, will keep IURTC informed of all proceedings, and will provide copies to IURTC of all pleadings, legal analyses, and other papers related to such actions. IURTC will provide reasonable assistance to Assembly in defending any such actions and IURTC Indemnitees may be represented by counsel of its choosing at its expense. Assembly will not settle or compromise any claim or action in a manner that imposes restrictions or obligations on IURTC Indemnitees or requires any financial payment or admission of liability by IURTC Indemnitees.

11.3	If Assembly fails to defend a claim or action for which it is required to provided indemnification under this Article 11 within twenty (20) days of learning of the same, in addition to and not in lieu of other rights and remedies, IURTC may assume the defense for the account of and at the risk of Assembly, and any resulting liability, including attorney fees, will be deemed conclusively to be a liability of Assembly. Assembly’s failure or refusal to act is a material breach of this Agreement. If it is determined by a court of competent jurisdiction that such claim is not within Assembly’s indemnification obligations under this Article 11 the foregoing will not apply, Assembly’s failure or refusal to act will not be deemed a material breach, and any termination will be reversed.

IURTC Agreement Number ASS-0313-BB

12	Insurance:

12.1	Assembly will at all times comply, through insurance, with all statutory workers’ compensation and employers’ liability requirements covering all employees with respect to activities undertaken in performance of this Agreement.

12.2	In addition to the foregoing, Assembly and Sublicensees will obtain and maintain commercial general liability insurance with a reputable and financially secure insurance carrier prior to making, using, importing, offering to sell, or selling any Licensed Product, or engaging in any other act involving any Licensed Product or the Patent Rights, if such act could possibly create risk of a claim against IURTC Indemnitees for personal injury or property damage.

12.2.1	The insurance will identify IURTC as an additional insured and will provide that the carrier will notify IURTC in writing at least thirty (30) days prior to cancellation or material change in coverage.

12.2.2	The insurance will include coverage for product liability with a minimum of two million dollars ($2,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate, coverage for contractual liability, and all other coverages standard for such policies.

12.2.3	Insurance policies purchased to comply with this Article will be kept in force for at least five (5) years after the last Sale of Licensed Product.

12.3	At IURTC’s request, such request to be made no more than annually, Assembly will provide IURTC with a certificate of insurance and notices of subsequent renewals for its insurance and that of any Sublicensee.

12.4	The specified minimum coverages and other provisions of this Article 12 do not constitute a limitation on Assembly’s obligation to indemnify the IURTC Indemnitees under this Agreement.

13	Termination:

13.1	Assembly may terminate this Agreement with or without cause on ninety (90) days advance written notice to IURTC. The license rights granted in Article 3 will terminate and all rights granted will automatically revert to IURTC at the end of the 90-day period.

13.2	IURTC may terminate this Agreement on sixty (60) days advance written notice to Assembly upon Assembly’s material breach of the Agreement. The termination becomes effective at the end of the 60-day period unless Assembly has fully cured the breach within that time. A material breach includes, but is not limited to, the following:

13.2.1	Failure to timely pay any fee, royalty, or other payment required, including but not limited to those due under Article 5, paragraph 6.3, Article 9, or paragraph 10.2, and including any interest on late payments under paragraph 6.4;

IURTC Agreement Number ASS-0313-BB

13.2.2	Failure to timely provide reports or notices, including but not limited to those due under paragraphs 3.2, 3.3, 4.1, 6.2, or 14.1;

13.2.3	Failure to keep accurate and completed books and records under paragraph 6.3;

13.2.4	Failure to obtain, maintain, or timely report levels of insurance under Article 12;

13.2.5	Failure to include all required terms in sublicenses, or inclusion of any prohibited terms under paragraph 3.3; and

13.2.6	Failure to indemnify IURTC Indemnitees or properly inform or involve IURTC under Article 11.

13.3	Assembly further agrees that IURTC, at its sole discretion, may immediately terminate the Agreement by means of a written notice to Assembly in the event that Assembly makes an assignment for the benefit of its creditors, or in the event that Assembly voluntarily files for bankruptcy or in the event an involuntary bankruptcy action is filed against Assembly and not dismissed within ninety (90) days. Assembly will promptly inform IURTC of its intention to file a voluntary petition in bankruptcy or of another’s communicated intention to file a voluntary petition in bankruptcy.

13.4	As of the date of termination of this Agreement by either Party for any reason pursuant to the terms herein, including expiration of the Term, all license rights granted to Assembly, including to all Affiliates, will terminate and all rights granted will automatically revert to IURTC. Assembly’s obligations to pay fees, royalties, or other payments and patent expenses accruing prior to termination will survive termination.

13.5	Upon termination of this Agreement, Assembly will promptly notify its Sublicensees of such termination. Any rights previously granted by Assembly under any Sublicense hereunder will be automatically revoked thirty (30) days following the effective date of termination of this Agreement. However, Sublicensees have the right to enter into a written license agreement with IURTC before their Sublicense is revoked, through which such Sublicensee will become bound to IURTC on substantially the same terms and conditions (including financial terms) as it was bound to Assembly under the Sublicense, but only to the extent that each financial term is no less favorable to IURTC than those set forth in Article 5 and paragraphs 9.3 and 9.4, and provided that the Sublicense does not impose any obligations on IURTC in excess of those imposed under this Agreement. If any Sublicensee desires to enter into such a license agreement, it will be wholly the responsibility of that Sublicensee to notify IURTC of such desire within thirty (30) days after the effective date of termination of this Agreement. IURTC hereby agrees to enter into such written license agreement, with modifications as is reasonably necessary to accommodate the functional and structural differences between Assembly and IURTC. Failure of a Sublicensee to timely enter into such a license agreement will automatically result in the termination of the Sublicense and all rights granted thereunder.

IURTC Agreement Number ASS-0313-BB

13.6	All representations, warranties, covenants, and agreements made herein that, by their express terms or by implication, are to be performed after the expiration or termination of this Agreement, or are prospective in nature, will survive such expiration and/or termination, as the case may be. This will include, but not be limited to, the provisions in Articles 5, 6, 7, 8, 11, 12, 13, 14, and 16.

13.7	Assembly will promptly notify IURTC of the termination of any agreement or grant to an Affiliate under paragraph 3.2 or to a Sublicensee under paragraph 3.3.

14	Assignment of the Agreement:

14.1	The Agreement, in whole or in part, will not be assigned by either Party to any third party without the written consent of the non-assigning Party. However, Assembly may assign the entire Agreement to a third party that acquires substantially all of Assembly’s business, equity or assets through merger, sale, acquisition, or other similar transaction, provided that:

14.1.1	Assembly is not in breach of the Agreement in any respect; and

14.1.2	Assembly demonstrates to IURTC’s satisfaction, not to be unreasonably withheld, that the successor has or is likely to acquire capital and manpower resources sufficient to fulfill the obligations it is assuming hereunder; and

14.1.3	The successor agrees in writing (with a copy of such assent to IURTC within ten (10) days of the effective date of the assignment) to assume all obligations and liabilities, including this Agreement, of Assembly to IURTC.

14.2	The rights granted in this Agreement may not be encumbered, pledged, or hypothecated in any way by Assembly or any Sublicensee, including but not limited to secure any purchase, lease, or loan.

15	Notice: Any required or permissive notice under this Agreement will be sufficient if in writing and delivered personally, by recognized national overnight courier, or by registered or certified mail, postage prepaid and return receipt requested, to the address below and will be deemed to have been given as of the date shown on the receipt if by certified or registered mail, or the day following dispatch if by overnight courier.

If to IURTC:

Vice President
Office of Technology Commercialization
Attn: IURTC Agreement #ASS-0313-BB
Indiana University Research and Technology Corporation
351 W. 10th Street
Indianapolis, IN 46202

IURTC Agreement Number ASS-0313-BB

If to Assembly:

Assembly Pharmaceuticals, Inc.

Attn: Derek Small, Executive Chair

615 S. Clifton Ave.

Bloomington, IN 47401

16	General Provisions:

16.1	This Agreement will be construed, interpreted, and applied according to the laws of the state of Indiana, without regard to its or any other jurisdiction’s conflicts of laws provisions. Assembly agrees that all claims, disputes, or controversies arising under or relating to this agreement, including but not limited to those concerning the validity, construction, or scope of any of the Patent Rights will be subject to the exclusive jurisdiction and venue of the state or Federal District Court seated in Marion County, Indiana.

16.2	This Agreement is binding on the Parties and their respective successors and assigns and inures to the benefit of the Parties and their respective permitted successors and permitted assigns. No waiver of any breach of this Agreement will constitute a waiver of any other breach of the same or any other provision of the Agreement, and no waiver will be effective unless made in writing by the Party against whom the waiver is sought to be asserted. The delay or failure to assert a right or to insist upon compliance with any terms or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

16.3	The Parties acknowledge that they have read this Agreement, including any Exhibits attached hereto, in its entirety and agree that this instrument comprises the entire agreement, contract, and understanding of the Parties on the subject matter of the Agreement. The Parties acknowledge that invoices, purchase orders, or other mechanisms for administering any payment or obligation set forth herein will not contain terms and conditions separate from, in addition to, and/or in conflict with the Agreement, and that any such terms, if present, will be void and without effect, and will not be enforceable by any Party. The initial drafting of the Agreement by IURTC was for the convenience of both Parties, that the Parties had opportunity to be advised by counsel of its choosing and as such both Parties agree the clauses will not be construed against IURTC as the drafter should such clause become in dispute.

16.4	This Agreement cannot be changed, modified, or amended except by a written instrument subscribed by authorized representatives of the respective Parties.

16.5	Neither Party is an agent or contractor of the other as a result of any transaction under this Agreement. Neither Party may in any way pledge the other Party’s credit or incur any obligation on behalf of or bind the other Party.

IURTC Agreement Number ASS-0313-BB

16.6	The provisions of this Agreement are severable in that if any provision in the Agreement is finally determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or non-enforceability will not in any way affect the validity or enforceability of the remaining provisions or the validity or enforceability of such provision in any jurisdiction where valid and enforceable. Any invalid or unenforceable provision will be reformed by the Parties to effectuate their intent as evidenced on the Effective Date.

16.7	If the performance of any obligation under this Agreement is prevented or impaired by acts of God or natural disaster, interference by civil or military authorities, war, riot, or governmental laws or regulations, a Party will be excused from performance so long as such cause continues to prevent or impair that Party’s performance. The Party claiming such force majeure excuse will promptly notify the other Party of the existence of the cause and will at all times use diligent efforts to resume and complete performance.

16.8	Assembly agrees that in the event an Institution’s faculty or staff member serves Assembly in the capacity of consultant, officer, employee, board member, advisor, or other designation, pursuant to contract or otherwise, such Institution’s faculty or staff member is subject to compliance with Institution’s conflict of interest and conflict of commitment policies, including the obligation to complete a disclosure therefor, will serve in his or her individual capacity, as an independent contractor, and not as an agent or representative of IURTC or Institutions, that IURTC or Institutions exercises no authority or control over such faculty or staff member while acting in such capacity, that IURTC or Institutions receives no benefit from such activity, and that IURTC or Institutions assume no liability or obligation in connection with any such work or service undertaken by such faculty or staff member. Assembly further agrees that any breach, error, or omission by an Institutions faculty or staff member acting in the capacity set forth above in this paragraph will not be imputed or otherwise attributed to IURTC or Institutions, and will not constitute a breach of this Agreement by IURTC.

16.9	This Agreement may be executed in counterparts, each of which will be deemed an original and all of which when taken together will be deemed one instrument.

IURTC Agreement Number ASS-0313-BB

Witness: The Parties have caused this valid and binding agreement to be executed in duplicate by their duly qualified representatives as of the Effective Date.

Assembly:	IURTC:

Signature
Marie C. Kerbeshian, Ph.D
Vice President
Name	Office of Technology Commercialization

Title	Date

Date

IURTC Agreement Number ASS-0313-BB

Exhibit A. Patent Rights

IURTC solely owned Patent Rights

[*]

[*]

[*]

[*]

[*]

[*]

[*]

[*]

IURTC and Institution jointly owned Patent Rights

[*]

IURTC and Levrero/Sapienza owned Patent Rights*

[*]

*IURTC does not have the right to license any ownership rights that belong to Massimo Levrero or Sapienza, and such ownership rights are not subject to this Agreement.

* [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.